Exhibit 99.1

Poniard Pharmaceuticals Appoints Ronald A. Martell
President and Chief Operating Officer

— Robert S. Basso Appointed to Board of Directors —

South San Francisco, Calif. (May 9, 2007) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced the appointment of Ronald A. Martell as president and chief operating officer of the Company.  Mr. Martell will continue as a member of the Poniard board of directors.  The Company also announced the appointment of Robert. S. Basso to the Company’s board of directors, increasing the number of directors to nine.  Mr. Basso was previously executive vice president of Fidelity’s National Financial Services unit.

“We are very excited to have Ronald join Poniard’s management team.  He is a seasoned business executive who has driven the development and commercialization of multiple oncology products,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard.  “We believe that Ronald’s breadth of experience and strategic vision will serve Poniard well as we work to build our business and position our lead product candidate, picoplatin, for the marketplace.”

He added, “Bob is an experienced and highly-respected financial services executive and is an outstanding addition to Poniard’s board.  His knowledge of the financial industry and experience leading growing businesses will be valuable as we seek to develop picoplatin for several solid tumor indications, pursue strategic opportunities to diversify our portfolio of cancer therapeutics and to build shareholder value.”

Mr. Martell previously served as senior vice president of Commercial Operations at ImClone Systems Incorporated and was a member of ImClone Systems’ management committee.  In those positions, he oversaw sales, marketing and project and alliance management.  He also guided corporate and strategic planning, as well as portfolio planning and management for ImClone.  Mr. Martell built ImClone Systems’ Commercial Operations and field sales force to market and commercialize Erbitux® for the treatment of certain patients with colorectal and head and neck cancers with partners Bristol-Myers Squibb and Merck KGaA.  Prior to joining ImClone Systems, Mr. Martell worked at Genentech in a variety of positions of escalating responsibility, most recently as group manager, oncology products.  At Genentech, his group was responsible for Herceptin®, Rituxan®, Avastin® and the oncology developmental pipeline.

“I am excited to join Poniard and direct the Company’s operations as it advances picoplatin into late-stage clinical trials and continues to pursue in-house research and in-licensing opportunities,” said Mr. Martell.

Mr. Basso founded BEST Partners LLC, an independent consulting firm in 2006.  He has nearly 40 years of experience in the financial services industry.  Prior to his position as executive vice president of Fidelity’s National Financial Services unit, following its acquisition of Correspondent Services Corporation (CSC), the UBS AG clearing subsidiary, Mr. Basso was president and chairman of CSC.  Prior to that, he served as president of Broadcort Capital Corp., the Merrill Lynch & Co. clearing subsidiary, which he established and developed.  Mr. Basso also was a managing director of PaineWebber, UBS and Merrill Lynch.  He began his Wall Street career with Loeb, Rhoades & Company.  Mr. Basso serves as an advisor to several independent entities.  He is currently a trustee of the Securities Industry Foundation for Investor Education (SIFIE).  He earned a B.S. degree from Seton Hall University and an M.B.A. from Pace University.

“In the last year, Poniard has made significant progress in strengthening its management team and building a biopharmaceutical company focused on oncology.  I am looking forward to working with Poniard’s board and management team,” said Mr. Basso.

About Picoplatin

Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  It is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Poniard is evaluating intravenous picoplatin in an ongoing Phase 2 clinical trial in small cell lung cancer (SCLC) and in Phase 1/2 clinical trials in colorectal and hormone-refractory prostate cancers.  On May 1, 2007, the Company announced treatment of the first patient in its pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of intravenous picoplatin in SCLC.  Poniard received orphan drug designation from the U.S. Food and Drug Administration in November 2005 for picoplatin for the treatment of SCLC and entered into a Special Protocol Assessment (SPA) agreement with the FDA in January 2007 for the SPEAR trial.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  The Company’s lead drug product candidate is picoplatin, which is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of its proposed product; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun
Poniard Pharmaceuticals
Corporate Communications
7000 Shoreline Court, Suite 270
South San Francisco, CA  94080
206-286-2517
jrathbun@poniard.com

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Erbitux® (cetuximab) is a registered trademark of Imclone Systems Incorporated.
Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.
Rituxan® (rituximab) is a registered trademark of Genentech, Inc. and Biogen Idec, Inc.
Avastin® (bevacizumab) is a registered trademark of Genentech, Inc.